Exhibit 99.2

MaxLinear, Inc. and Exar Corporation
Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Financial Information

On May 12, 2017, MaxLinear, Inc. (“MaxLinear” or the “Company”) filed a Current Report on Form 8-K (the “Form 8-K”) disclosing that pursuant to the March 28, 2017 Agreement and Plan of Merger (the “Merger Agreement”) between MaxLinear, Eagle Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of MaxLinear (“Purchaser”), and Exar Corporation (“Exar”), Purchaser merged with and into Exar, with Exar surviving as a wholly-owned subsidiary of the Company, following acceptance of validly tendered shares of Exar's common stock pursuant to a cash tender offer by Purchaser for a purchase price of $13.00 per share (the “Offer Price”), net to the holders thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and conditions set forth in the offer to purchase dated April 13, 2017 (the “Offer to Purchase”) filed with the United States Securities and Exchange Commission as Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO (the “Schedule TO”), and in the related letter of transmittal (the “Letter of Transmittal”), filed as Exhibit (a)(1)(B) to the Schedule TO, which, together with any other related materials, collectively constituted the “Offer.” MaxLinear also assumed certain of Exar's outstanding stock-based awards and settled the remaining stock-based awards in cash as part of the merger.
The aggregate cash paid by Purchaser in the Offer and Merger was approximately $688.1 million, including $12.7 million paid to settle Exar's outstanding stock-based awards that were not assumed by MaxLinear. The Company also assumed certain stock-based awards from Exar Corporation in the Merger. The Company provided Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and not validly withdrawn and to make payments in respect of the remaining Shares upon their conversion in the Merger.
The Company funded the acquisition of the Shares in the Offer and the Merger from its available cash on hand, cash on hand at Exar, and net proceeds from borrowings under a Credit Agreement by and among the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. The Credit Agreement provides for a secured term B loan facility (the “Initial Term Loan”) in an aggregate principal amount of $425.0 million. The Initial Term Loan was fully drawn at the closing of the merger and the proceeds of the Initial Term Loan were used to finance the Offer (as defined below) and the Merger (as defined below) and pay fees and expenses incurred in connection therewith.
MaxLinear is filing the following unaudited pro forma condensed combined financial statements of MaxLinear and Exar Corporation pursuant to certain requirements of Article 11 of SEC Regulation S-X, as required to be filed pursuant to Item 9.01 of Form 8-K. The unaudited proforma condensed combined financial statements as of and for the three months ended March 31, 2017 are based on the historical unaudited consolidated financial statements of MaxLinear as of and for the three months ended March 31, 2017 included in MaxLinear's Quarterly Report on Form 10-Q filed by MaxLinear with the SEC on May 9, 2017, or the Quarterly Report, the unaudited consolidated financial statements of Exar Corporation as of and for the three months ended April 2, 2017 as filed as Exhibit 99.1 to this Amendment to the Current Report on Form 8-K, or Form 8-K/A, after giving effect to MaxLinear's acquisition of Exar Corporation, and includes the assumptions and adjustments as described in the accompanying notes hereto. The unaudited proforma condensed combined financial statements for the year ended December 31, 2016 are based on the historical audited consolidated financial statements of MaxLinear as of and for the year ended December 31, 2016 included in MaxLinear's Annual Report on Form 10-K filed by MaxLinear with the Securities and Exchange Commission, or the SEC, on February 9, 2017, or the Annual Report, the audited consolidated financial statements of Exar Corporation as of and for the year ended April 2, 2017, as filed as Exhibit 99.1 to this Form 8-K/A, after giving effect to MaxLinear's acquisition of Exar Corporation, and includes the assumptions and adjustments as described in the accompanying notes hereto.
The unaudited pro forma condensed combined balance sheet as of March 31, 2017 is presented as if the acquisition of Exar Corporation had occurred on March 31, 2017. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2016 and the three months ended March 31, 2017 give effect to the acquisition as if it occurred on January 1, 2016. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the financial position or results of operations of the combined entity that would have been reported if the acquisitions had been consummated on January 1, 2016 or March 31, 2017. In addition, the unaudited pro forma condensed combined consolidated financial statements do not purport to project the financial position or results of operations of the consolidated company as of and for the fiscal year ending December 31, 2017, or of any other future periods.
The unaudited pro forma condensed combined consolidated balance sheet has been prepared using the acquisition method of accounting. The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition, which are based on estimates and assumptions of MaxLinear, the consideration paid and the entries to record the direct transaction costs incurred are reflected therein. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price consideration of approximately $692.7 million, which includes cash paid by Purchaser of $688.1 million in the Offer and Merger plus $4.6 million estimated fair value of vested stock-based awards assumed as part of the merger, to acquire Exar Corporation has been allocated to the assets acquired and assumed liabilities of Exar Corporation based upon preliminary estimated fair values at the date of acquisition as if the acquisition had occurred on March 31, 2017. Management prepared the purchase price allocation and in doing so considered or relied in part upon a report of a third party valuation expert to calculate the fair value of certain acquired assets. MaxLinear is continuing to finalize the valuations of these net assets. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the appraisals and other valuation analyses, which is expected to be completed within one year from the date of acquisition. The preliminary purchase price allocation also may include certain assets and liabilities that are not included in Exar's historical consolidated balance sheet. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction on the financial results of MaxLinear.
The unaudited pro forma condensed combined financial statements of MaxLinear and the Exar Corporation should be read in conjunction with the Current Report on Form 8-K filed on May 12, 2017, the historical audited consolidated financial statements and accompanying notes thereto of MaxLinear contained in its Annual Report, the historical unaudited consolidated financial statements and accompanying notes thereto of MaxLinear contained in its Quarterly Report, the consolidated financial statements for Exar Corporation as of and for the year ended April 2, 2017 (audited), included as Exhibit 99.1 to this Form 8-K/A and the condensed consolidated financial statements for Exar Corporation as of and for the three months ended April 2, 2017 (unaudited), included as Exhibit 99.1 to this Form 8-K/A.

MaxLinear, Inc. and Exar Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2017
(in thousands)

	MaxLinear, Inc. Historical	Exar Corporation Historical	Pro Forma Adjustments Total	Note 5	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$89,121	$93,805	$(141,029)	(a)(h)	$41,897
Short-term restricted cash	615	—	—		615
Short-term investments, available-for-sale	63,637	142,320	(142,320)	(a)	63,637
Accounts receivable, net	57,836	19,544	—		77,380
Inventory	31,685	26,625	17,868	(b)	76,178
Prepaid expenses and other current assets	5,535	5,728	—		11,263
Total current assets	248,429	288,022	(265,481)		270,970
Long-term restricted cash	1,502	—	—		1,502
Property and equipment, net	19,162	3,480	2,079	(c)	24,721
Intangible assets	99,679	8,896	241,804	(d)	350,379
Goodwill	75,673	31,613	126,820	(e)	234,106
Other long-term assets	1,652	5,051	5,888	(f)	12,591
Total assets	$446,097	$337,062	$111,110		$894,269
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,319	$12,528	$—		$27,847
Deferred revenue and deferred profit	5,684	6,758	(6,758)	(g)	5,684
Accrued price protection liability	21,947	—	—		21,947
Accrued expenses and other current liabilities	14,984	9,548	10,885	(g)(h)	35,417
Accrued compensation	6,621	2,717	—		9,338
Debt, current portion	—	—	1,061	(i)	1,061
Total current liabilities	64,555	31,551	5,188		101,294
Deferred rent	9,075	—	—		9,075
Debt, non-current portion	—	—	415,785	(i)	415,785
Other long-term liabilities	6,454	3,076	40	(f)	9,570
Total liabilities	80,084	34,627	421,013		535,724
Stockholders’ equity	366,013	302,435	(309,903)	(h)(j)	358,545
Total liabilities and stockholders’ equity	$446,097	$337,062	$111,110		$894,269

See accompanying notes to unaudited pro forma condensed combined financial statements.

MaxLinear, Inc. and Exar Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2017
(in thousands, except per share data)

	MaxLinear, Inc. Historical	Exar Corporation Historical	Pro Forma Adjustments	Note 5	Pro Forma Combined

Net revenue	$88,841	$27,814	$—		$116,655
Cost of net revenue	35,917	12,727	3,692	(k)	52,336
Gross profit	52,924	15,087	(3,692)		64,319
Operating expenses:
Research and development	23,878	5,476	315	(k)	29,669
Selling, general and administrative	18,613	9,706	2,273	(k)(l)	30,592
Total operating expenses	42,491	15,182	2,588		60,261
Income (loss) from operations	10,433	(95)	(6,280)		4,058
Interest income (expense), net	195	805	(4,092)	(m)	(3,092)
Other income (expense), net	(144)	779	—		635
Income before income taxes	10,484	1,489	(10,372)		1,601
Provision (benefit) for income taxes	2,021	(264)	—	(n)	1,757
Net income	$8,463	$1,753	$(10,372)		$(156)
Net income per share:
Basic	$0.13				$0.00
Diluted	$0.12				$0.00
Shares used to compute net income per share:
Basic	65,238				65,238
Diluted	69,149				65,238

See accompanying notes to unaudited pro forma condensed combined financial statements.

MaxLinear, Inc. and Exar Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2016
(in thousands, except per share data)

	MaxLinear, Inc. Historical	Exar Corporation Historical	Pro Forma Adjustments	Note 5	Pro Forma Combined

Net revenue	$387,832	$109,773	$—		$497,605
Cost of net revenue	157,842	54,675	14,791	(k)	227,308
Gross profit	229,990	55,098	(14,791)		270,297
Operating expenses:
Research and development	97,745	20,316	(824)	(k)	117,237
Selling, general and administrative	64,454	34,401	35,997	(k)(l)	134,852
Impairment losses	1,300	1,519	—		2,819
Restructuring	3,432	923	—		4,355
Gain on sale of land and building under sale-leaseback arrangement	—	(9,300)	—		(9,300)
Total operating expenses	166,931	47,859	35,173		249,963
Income from operations	63,059	7,239	(49,964)		20,334
Interest income (expense), net	572	957	(15,158)	(m)	(13,629)
Other income, net	59	779	—		838
Income before income taxes	63,690	8,975	(65,122)		7,543
Provision (benefit) for income taxes	2,398	(123)	—	(n)	2,275
Net income from continuing operations	$61,292	$9,098	$(65,122)		$5,268

Net income per share from continuing operations:
Basic	$0.96				$0.08
Diluted	$0.91				$0.08
Shares used to compute net income per share from continuing operations:
Basic	63,781				63,781
Diluted	67,653				67,653

See accompanying notes to unaudited pro forma condensed combined financial statements.

MaxLinear, Inc. and Exar Corporation
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On May 12, 2017, pursuant to the March 28, 2017 Agreement and Plan of Merger between MaxLinear, Inc., or MaxLinear, Eagle Acquisition Corporation, or Purchaser, a Delaware corporation and wholly-owned subsidiary of MaxLinear, Inc., and Exar Corporation, or Exar, a designer and developer of high performance analog mixed-signal integrated circuits and sub-system solutions under which the Company agreed to acquire Exar's outstanding common stock for $13.00 per share in cash, Purchaser merged with and into Exar, with Exar surviving as a wholly owned subsidiary of MaxLinear. MaxLinear also assumed certain outstanding stock-based awards of Exar Corporation in the merger. MaxLinear paid aggregate cash consideration of $688.1 million including $12.7 million of cash paid to settle certain stock-based awards that were not assumed by MaxLinear in the merger. The Company funded the transaction with cash from the balance sheet of the combined companies and the net proceeds of approximately $416.8 million from $425.0 million of new transaction debt.

2. Basis of Presentation

The unaudited pro forma condensed combined financial data included herein was prepared in accordance with SEC Regulation S-X Article 11 and is based on the historical consolidated financial statements of MaxLinear and the historical consolidated financial statements of Exar Corporation, adjusted using the acquisition method of accounting. MaxLinear is not currently aware of any significant accounting policy differences between MaxLinear and Exar Corporation, but if any further information becomes available, such policy differences may be identified and could result in significant differences from the unaudited pro forma condensed combined financial statements.

The acquisition method of accounting requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of MaxLinear issued after completion of the acquisition of the Exar Corporation will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to MaxLinear in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, MaxLinear may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect MaxLinear’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Acquisition-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as a component of acquisition consideration. Such costs are expensed in the periods incurred. MaxLinear expects to incur total acquisition-related transaction costs related to Exar Corporation of approximately $14.9 million, including amounts incurred and paid prior to this filing.

MaxLinear, Inc. and Exar Corporation
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

3. Consideration Transferred

The following table summarizes the fair value of consideration to acquire Exar (in thousands):

Acquisition Consideration	Amount

Cash (1)	$688,114
Fair value of vested stock-based awards assumed (2)	4,613
Total purchase price consideration	$692,727
__________________

(1)
Cash consideration paid is based on 51,953,635 shares outstanding as of the transaction date which were ultimately tendered at $13.00 per share, or an aggregate total of $675.4 million, plus $12.7 million of cash paid to settle certain outstanding stock-based awards which were not assumed by MaxLinear in the merger.

(2)
MaxLinear assumed certain of Exar's outstanding stock-based awards as part of the merger, and estimated the fair value of such assumed stock-based awards. The portion allocated to purchase price consideration represents the vested assumed stock-based awards. The fair value of the MaxLinear equivalent stock options included in stock-based awards assumed was estimated using the Black-Scholes valuation model utilizing the assumptions noted below. The expected volatility of the MaxLinear stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the option is based on the remaining vesting period and contractual term of the options, using the simplified method of determining expected term as used by MaxLinear. The stock price volatility and expected term are based on MaxLinear’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration recorded for the acquisition.

Assumptions Used for the Valuation of MaxLinear Equivalent Stock Options

Expected volatility	45.39% - 50.32%
Risk-free interest rate	1.29% - 1.85%
Expected term	1.62 - 4.64
Dividend yield	—%

MaxLinear, Inc. and Exar Corporation
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

4. Preliminary Purchase Price Allocation
The following is an allocation of purchase price as of the May 12, 2017 acquisition closing date based upon a preliminary estimate of the fair value of the assets acquired and the liabilities assumed by MaxLinear in the acquisition (in thousands):

Description	Amount
Fair value of purchase price consideration (Note 3):
Cash	$688,114
Vested stock-based awards assumed	4,613
Total	$692,727

Preliminary purchase price allocation:
Cash	$235,810
Accounts receivable	11,363
Inventory	47,136
Prepaid and other current assets	2,340
Property and equipment	4,358
Identifiable intangible assets	250,700
Other assets	11,312
Accounts payable	(12,385)
Accrued expenses and other current liabilities	(10,367)
Accrued compensation	(5,258)
Other long-term liabilities	(3,030)
Identifiable net assets acquired	531,979
Goodwill	160,748
Total purchase price	$692,727
Management prepared the purchase price allocation and in doing so considered or relied in part upon a report of a third party valuation expert to calculate the fair value of certain acquired assets, which primarily included identifiable intangible assets (Note 6), inventory and property and equipment. Estimates of fair value require management to make significant estimates and assumptions which are preliminary and subject to change upon finalization of the valuation analysis. Although final determination may result in different asset and liability fair values, it is not expected that such differences will be material to understanding the impact of the transaction on the financial results of MaxLinear. The goodwill recognized is attributable primarily to the acquired workforce, expected synergies, and other benefits that MaxLinear believes will result from integrating the operations of Exar Corporation with the operations of MaxLinear.

MaxLinear, Inc. and Exar Corporation
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations
The following is a summary of adjustments included in the pro forma condensed combined financial statements:

(a)
To record the reduction of $271.3 million in MaxLinear and Exar's combined cash as a result of the cash consideration paid of $688.1 million net of debt proceeds of $416.8 million [Note 5(i)]. The cash consideration includes $675.4 million for shares ultimately tendered plus $12.7 million of cash paid to settle stock-based awards not assumed by MaxLinear (Note 3) for purposes of allocating purchase price consideration in these proforma condensed combined financial statements.

(b)
To record the preliminary purchase accounting adjustments related to assigning a fair value to the acquired inventory, which included, among other things, an adjustment to inventory, commonly referred to as “stepped-up value,” of approximately $21.8 million, representing the estimated profit margin in acquired inventory, less incremental inventory reserves of $4.0 million.

(c)	To record the preliminary purchase accounting adjustments of $2.1 million related to assigning a fair value to acquired property and equipment.

(d)	To eliminate Exar's historical intangible assets and record the preliminary fair value of acquired intangible assets of $250.7 million.

(e)
To eliminate Exar's historical goodwill and record the preliminary fair value of goodwill resulting from the excess of consideration paid over the valuation of the net assets acquired as if the acquisition occurred as of March 31, 2017. The amount of goodwill ultimately recognized in purchase price accounting as of the May 12, 2017 acquisition closing date differs from amount shown here due to changes in certain current asset and liability balances. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually.

(f)	To record deferred tax assets in excess of deferred tax liabilities associated with purchase accounting.

(g)
To eliminate Exar's historical deferred revenue and deferred profit of $6.8 million and deferred rent of $1.2 million in purchase accounting. Total deferred rent included in Exar's historical accrued expenses and other current liabilities is $1.2 million from the sale-leaseback of Exar's corporate headquarters facility.

(h)
To reflect estimated remaining transaction costs incurred related directly to the transaction of approximately $12.1 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the acquisition. Estimated remaining transaction costs for MaxLinear and Exar are $5.7 million and $6.4 million, respectively.

(i)	To record net proceeds of $416.8 million from the $425.0 million acquisition-related term loan facility, net of debt issuance costs of $8.2 million.

(j)	To eliminate Exar historical equity of $302.4 million and record $4.6 million of fair value of vested stock-based awards assumed from Exar in the acquisition. See also Note 5(h).

(k)
To remove Exar's historical depreciation and amortization and record additional depreciation and amortization expense related to fixed assets and intangible assets from book value to preliminary fair value as if the acquisition of Exar occurred on January 1, 2016 based on preliminary estimates of the fair values of fixed assets and the useful lives of the applicable finite-lived intangible assets based on forecasted product sales, respectively. In the unaudited combined statements of income, cost of net revenue has been adjusted to reflect incremental depreciation and amortization expense of $3.7 million and $14.8 million for the three months ended March 31, 2017 and year ended December 31, 2016, respectively. Research and development expense has been adjusted to reflect incremental depreciation expense of $0.3 million and a net decrease in depreciation expense of $0.8 million for the three months ended March 31, 2017 and year ended December 31, 2016, respectively. Selling, general and administrative expense has been adjusted to reflect incremental depreciation and amortization expense of $5.1 million and $21.1 million for the three months ended March 31, 2017 and year ended December 31, 2016, respectively.

(l)
To remove aggregate transaction costs of approximately $2.8 million related to the acquisition of Exar included in MaxLinear historical statement of income for the three months ended March 31, 2017 and add aggregate transaction costs of approximately $14.9 million related to the acquisition of Exar for the year ended December 31, 2016.

(m)	To record estimated interest expense on transaction debt and amortization of related debt issuance costs.

(n)
There was no tax impact of proforma adjustments related to depreciation and amortization, which are treated as temporary differences for tax purposes, as well as proforma adjustments related to transaction costs and interest expense on acquisition-related debt, on the tax provision recorded for the three months ended March 31,
2017 and for the year ended December 31, 2016 due to the full valuation allowance on both MaxLinear and Exar historical net deferred tax assets.

The proforma adjustments exclude the impact of items with a nonrecurring effect on the proforma condensed combined statements of income, including the amortization of inventory step-up of $21.8 million and amortization of intangible assets related to product backlog of $4.1 million; the related assets have useful lives of less than 12 months.

MaxLinear, Inc. and Exar Corporation
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

6. Significant Accounting Policies
Inventory
Acquired inventory consists principally of work in process and finished goods and is stated at fair market value upon acquisition. Acquired inventory is presented net of excess and obsolete provisions.
Property and Equipment, Net
Acquired property and equipment consists principally of machinery and equipment and software and is stated at fair market value upon acquisition.
Intangible Assets
Identifiable intangible assets acquired include both a finite-lived intangible assets and in-process research and development, or IPR&D. The fair value of intangible assets is based on management’s preliminary valuation as of the acquisition date. Estimated useful lives (where relevant for the purposes of these unaudited proforma condensed combined financial statements) are based on the time periods during which the intangibles are expected to result in substantial incremental cash flows. Such estimates are preliminary and subject to change.
The following is a summary of identifiable intangible assets acquired and the related expected lives for the finite-lived intangible assets (in thousands):

Category	Estimated Life	Fair Value
Finite-lived intangible assets:
Developed technology	7	$120,400
Customer-related intangible	5	97,200
Trademarks and tradenames	6	12,100
Product backlog	0.5	4,100
		233,800
Indefinite-lived intangible assets:
IPR&D	N/A	16,900
Total identifiable intangible assets acquired		$250,700
The preliminary fair value of finite-lived intangible assets and in-process research and development, or IPR&D, of approximately $250.7 million was determined using the income approach. Under the income approach, an intangible asset's fair value is equal to the present value of future economic benefits to be derived from ownership of the asset. Indications of value are developed by discounting future net cash flows to their present value at market-based rates of return. More specifically, the fair value of the developed technology, IPR&D and backlog assets was determined using the multi-period excess earnings method, or MPEEM. MPEEM is an income approach to fair value measurement attributable to a specific intangible asset being valued from the asset grouping’s overall cash-flow stream. MPEEM isolates the expected future discounted cash-flow stream to its net present value. Significant factors considered in the calculation of the developed technology and IPR&D intangible assets were the risks inherent in the development process, including the likelihood of achieving technological success and market acceptance. Each project was analyzed to determine the unique technological innovations, the existence and reliance on core technology, the existence of any alternative future use or current technological feasibility and the complexity, cost, and time to complete the remaining development. Future cash flows for each project were estimated based on forecasted revenue and costs, taking into account the expected product life cycles, market penetration, and growth rates. Developed technology will begin amortization immediately. The fair value of in-process research and development was capitalized as of the acquisition date and is subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the acquisition, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing. IPR&D will begin amortization upon the completion of each project. If any of the projects are abandoned, MaxLinear will be required to record impairment of the related intangible asset.

MaxLinear, Inc. and Exar Corporation
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

The table below details MaxLinear’s estimated amortization expense for the next five fiscal years and thereafter of the finite-lived intangible assets of Exar Corporation acquired by Maxlinear (as if the acquisition of Exar Corporation had occurred on March 31, 2017 (in thousands):

Year ended December 31,	Amount
2017 (9 months)	$33,093
2018	38,657
2019	38,657
2020	38,657
2021	38,657
Thereafter	46,079
$233,800

7. Commitments and Contingencies

Exar Corporation has been and may continue to be subject to claims that arise from time to time in the ordinary course of business, including those involving product liability, intellectual property, commercial, employment, and antitrust matters. On April 18, 2017, The Vladimir Gusinsky Revocable Trust, which alleges that it owns 110 shares of common stock in Exar, filed a complaint in the United States District Court for the Northern District of California against Exar, its board of directors, MaxLinear, and Eagle Acquisition Corporation (a wholly owned subsidiary of MaxLinear), captioned The Vladimir Gusinsky Rev. Trust v. Exar Corp. et al., No. 5:17-CV-2150-SI (N.D. Cal.). On April 25, 2017, Richard E. Marshall, who alleges that he owns 25 shares of common stock in Exar, filed a complaint in United States District Court for the Northern District of California against Exar and its board of directors, captioned Marshall v. Exar Corp. et al., No. 3:17-CV-02334 (N.D. Cal.). MaxLinear and Eagle Acquisition Corp. are not named as defendants in the Marshall action. The complaints generally allege that the proposed merger with Exar offers inadequate consideration to Exar’s shareholders and that the Schedule 14D-9 filed by Exar in connection with the merger omits material information. The complaints purport to bring class claims for violation of sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14d-9. The complaints seek certification of a class; an injunction barring the merger or, if defendants enter into the merger, an order rescinding it or awarding rescissory damages; declaratory relief; and plaintiff’s costs, including attorneys’ fees and experts’ fees. Additional similar lawsuits may be filed in the future.
On or about May 3, 2017, the parties to the above-referenced lawsuits reached an agreement in principle whereby plaintiffs will voluntarily dismiss the claims brought by Mr. Marshall and The Vladimir Gusinsky Revocable Trust with prejudice (but without prejudice as to other members of the putative class), defendants will make certain supplemental disclosures, and the plaintiffs will seek a mootness fee. On May 3, 2017, Exar made the supplemental disclosures contemplated by this agreement in principle. The parties are in discussions concerning plaintiff's claim for a mootness fee. Should the parties be unable to reach agreement on the amount, plantiffs intend to file a fee application with the court.
Should the contemplated resolution of these lawsuits not become final, the defendants intend to vigorously defend against this and any subsequently filed similar actions. However, the Company cannot predict the outcome of the Exar shareholder litigation. Any adverse determination in the Exar shareholder litigation could have a material adverse effect on the Company's business and operating results.